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Exhibit 3.7

FIRST AMENDMENT TO THE
COMPANY AGREEMENT OF
ABRAXAS OPERATING, LLC

        This First Amendment to the Company Agreement (the "Amendment") of Abraxas Operating, LLC, a Texas limited liability company (the "Company"), dated effective as of May 25, 2007 (the "Effective Date"), is made and entered into by the sole member of the Company, Abraxas Petroleum Corporation, a Nevada corporation ("Sole Member").

RECITALS

        WHEREAS, the Sole Member entered into that certain Company Agreement of the Company effective as of May 21, 2007 (the "Company Agreement"); and

        WHEREAS, the Sole Member consents to the assignment of a 98.0% interest in the Company to Abraxas Energy Investments, LLC, a Texas limited liability company, and the assignment of a 2.0% interest in the Company to Abraxas General Partner, LLC, a Delaware limited liability company, effective as of May 25, 2007.

        NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto, each intending to be legally bound, hereby amend the Company Agreement as follows:

        1.    Definitions.    Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Company Agreement.

        2.    Amendment of Company Agreement.    Schedule A of the Company Agreement is hereby amended and restated to read, in its entirety as set forth in a new Schedule A, in the form attached hereto as Schedule A.

        3.    Ratification.    Except as otherwise amended in this Amendment, the Company Agreement remains in full force and effect.

        4.    Governing Law.    This Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas without regard to its conflict of law principles.

        5.    Titles and Captions.    All captions in this Amendment are for convenience only, shall not be deemed part of this Amendment and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

        6.    Authority.    Each of the parties executing this Amendment represents and warrants that it has been fully authorized and has the requisite authority to bind the respective party to the terms hereof.

        7.    Counterparts.    This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be given the same effect as original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SOLE MEMBER:
ABRAXAS PETROLEUM CORPORATION
By:	/s/ Chris E. Williford
Name:	Chris E. Williford
Title:	Executive Vice President, Chief Financial Officer and Treasurer
ACKNOWLEDGED AND AGREED:
ABRAXAS ENERGY INVESTMENTS, LLC
By:	/s/ Barbara M. Stuckey
Name:	Barbara M. Stuckey
Title:	President and Chief Operating Officer

ABRAXAS GENERAL PARTNER, LLC
By:	/s/ Barbara M. Stuckey
Name:	Barbara M. Stuckey
Title:	President and Chief Operating Officer

SCHEDULE A
to the
ABRAXAS OPERATING, LLC
COMPANY AGREEMENT

Effective May 25, 2007

	Certificate Number	Percentage Interest
Members:
Abraxas Energy Investments, LLC	2	98.0%
Abraxas General Partner, LLC	3	2.0%

Total:		100.0%

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FIRST AMENDMENT TO THE COMPANY AGREEMENT OF ABRAXAS OPERATING, LLC
RECITALS
SCHEDULE A to the ABRAXAS OPERATING, LLC COMPANY AGREEMENT Effective May 25, 2007